UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 Form 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	September 23, 2003
Exact name of registrant as specified in its charter	Richardson Electronics, Ltd.
State or other jurisdiction of incorporation	Delaware
Commission file Number	0-12906
IRS Employer Identification No.	36-2096643
Address of principal executive office	40W267 Keslinger Road, P. O. Box 393, La Fox, IL
Zip Code	60147-0393
Registrant's telephone number, including area code	630-208-2200

This Current Report on Form 8-K contains a total of 4 pages.

Item 9. Regulation FD Disclosure

For Immediate Release

For Details Contact:

Ed Richardson                                                  Dario Sacomani

Chairman and Chief Executive Officer             Senior Vice President and

Richardson Electronics, Ltd.                        Chief Financial Officer

Phone:  (630) 208-2340                                Richardson Electronics, Ltd.

E-mail:  info@rell.com

Richardson Reports 10% Sales Growth in the First Quarter

LaFox, IL, Tuesday September 23, 2003:  Richardson Electronics, Ltd.  (NASDAQ: RELL) today reported results for the first quarter of fiscal 2004, which ended August 30, 2003.  Sales in the first quarter of 2004 were $119.3 million, an increase of 10% from the prior year, marking the fifth consecutive quarter of year-over-year sales growth.  Earnings were $0.5 million, or $0.04 per share, in the quarter compared to $0.3 million, or $0.02 per share, in the same quarter last year, before cumulative effect of accounting change which affected the prior year’s quarter as noted in the financial tables at the end of this release.

For the third consecutive quarter, sales increased in all four of the Company’s business units compared to the prior year.  The Display Systems Group (DSG) led the first quarter sales growth, increasing 21% to $16.1 million.  Within DSG, medical monitor sales have grown by over 50% from the prior year in each of the last three fiscal quarters.  The Security Systems Division continued to achieve record sales levels, reaching $25.2 million in the first quarter, an increase of 12% from the prior year, with all major product lines improving.  Sales for the Industrial Power Group were up 10% in the first quarter, compared to the prior year, to $25.8 million due to increased demand for both vacuum tube and solid-state power products.  RF/Wireless Communications sales increased 6% from the prior year to $49.8 million in the quarter with continued strength in passive/interconnect, infrastructure, and network access products.

Geographically, in Asia/Pacific, the Company continued to achieve record sales, reaching $21.5 million in the quarter, an increase of 24% from the prior year, as a result of strong wireless and power conversion demand.  Sales in Europe increased by over 10% in the quarter led by the Display Systems Group and Industrial Power Group while sales in North America grew 8.5% from increased security and display systems demand.  In Latin America, sales stabilized at $5.1 million in the first quarter, up 0.6% from the prior year.

Edward J. Richardson, Chairman of the Board and Chief Executive Officer, said,  “We are achieving record sales levels across several businesses and regions which we attribute to the demand for our global engineered solutions.  Our sales run rate increased through the first quarter, leading to record sales for the month of August.  In addition, new orders improved sequentially from the prior quarter.  With this momentum going into our seasonally strong second quarter, we believe we are well-positioned to continue to gain market share and sustain sales and earnings growth.”

On Wednesday, September 24, 2003 at 9:00 a.m. CDT, Mr. Edward J. Richardson, Chairman and Chief Executive Officer will host a conference call to discuss the release. A question and answer session will be included as part of the call's agenda. To listen to the call, please dial 888-273-9887 approximately five minutes prior to the start of the call. A replay of the call will be available from 12:30 p.m. on September 24, 2003 through December 18, 2003. The telephone numbers for the replay are (USA) 800-475-6701 and (International) 320-365-3844; access code 698490.

This release includes certain "forward-looking" statements as defined by the SEC.  Statements in this press release regarding the Company's business, which are not historical facts, represent "forward-looking statements" that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.  The Company assumes no responsibility to update the forward-looking statements in this release as a result of new information, future events, or otherwise.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “engineered solutions,” serving the RF and wireless communications, industrial power conversion, security and display systems markets.  The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics.  Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

Richardson Electronics, Ltd. Consolidated Condensed Statements of Operations Three Month Ended August 30, 2003 (in thousands, except per share amounts) (unaudited)
	Three Months
	FY 2004	FY 2003
Net sales	$ 119,306	$ 108,614
Cost of products sold	90,191	81,460
Gross margin	29,115	27,154
Selling, general and administrative expense	25,845	24,246
Operating income	3,270	2,908
Other expenses, net	2,480	2,464
Income before income tax and cumulative effect of accounting change	790	444
Income tax	284	160
Income before cumulative effect of accounting change	506	284
Cumulative effect of accounting change, net of tax (Note 1)	-	(17,862)
Net income (loss)	$ 506	$ (17,578)
Net income (loss) per share - basic: Income per share before cumulative effect of accounting change	$ 0.04	$ 0.02
Cumulative effect of accounting change, net of tax	-	(1.30)
Net income (loss) per share	$ 0.04	$ (1.28)
Average shares outstanding	13,925	13,729
Net income (loss) per share - dulited: Income per share before cumulative effect of accounting change	$ 0.04	$ 0.02
Cumulative effect of accounting change, net of tax	-	(1.30)
Net income (loss) per share	$ 0.04	$ (1.28)
Average shares outstanding	14,201	13,729
Dividends per common share	$ .04	$ .04
Note 1 - Effective June 1, 2002, the Company adopted SFAS 142, "Goodwill and Other intangible Assets" and as result recorded a cumulative effect adjustment of $17,862, net of tax of $3,725 to write-off impaired goodwill.

Richardson Electronics, Ltd. Sales and Gross Margin First Quarter Fiscal 2004, Ended August 30, 2003 (in thousands, unaudited)
By Business Unit:	Sales			Gross Margin
	FY 2004	FY 2003	% Change	FY 2004	GM% of Sales	FY 2003	GM% of Sales
First Quarter RFWC IPG SSD DSG Other	$ 49,815 25,850 25,172 16,079 2,390	$ 47,116 23,447 22,407 13,289 2,355	5.7% 10.2% 12.3% 21.0%	$ 11,182 7,669 6,361 4,259 (356)	22.4% 29.7% 25.3% 26.5%	$ 10,755 7,540 5,434 3,603 (178)	22.8% 32.2% 24.3% 27.1%
Total	$119,306	$108,614	9.8%	$ 29,115	24.4%	$ 27,154	25.0%

By Geographic Area:	Sales			Gross Margin
	FY 2004	FY 2003	% Change	FY 2004	GM% of Sales	FY 2003	GM% of Sales
First Quarter North America Europe Asia/Pacific Latin America Direct Export Corporate	$ 63,639 24,825 21,494 5,097 1,701 2,550	$ 58,671 22,440 17,333 5,067 1,420 3,683	8.5% 10.6% 24.0% 0.6% 19.8%	$ 17,069 7,192 4,815 1,182 411 (1,554)	26.8% 29.0% 22.4% 23.2% 24.2%	$ 15,638 5,953 4,216 1,291 390 (334)	26.7% 26.5% 24.3% 25.5% 27.5%
Total	$ 119,306	$108,614	9.8%	$ 29,115	24.4%	$ 27,154	25.0%

    Note: Fiscal 2003 data has been reclassified to conform with the current presentation which includes the reclassification of the broadcast tubes product line from RFWC to the IPG business unit for both fiscal 2003 and 2004 figures above. First quarter broadcast tubes sales were $4,685 in 2003 and $5,293 in 2004.

Richardson Electronics, Ltd. Consolidated Condensed Balance Sheets (in thousands)
	(unaudited) August 30, 2003	May 31, 2003
ASSETS
Current assets:
Cash and equivalents	$ 18,121	$ 17,498
Accounts receivable, net	85,115	85,355
Inventories	93,628	95,896
Other	25,541	26,320
Total current assets	222,405	225,069

Property, plant and equipment, net	30,665	31,088
Goodwill	5,051	5,137
Other assets	4,318	4,261
Total assets	$ 262,439	$ 265,555

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 28,691	$ 23,660
Other accrued liabilities	18,856	17,467
Total current liabilities	47,547	41,127

Long-term debt	134,592	138,396
Other liabilities	6,856	10,318
Total liabilities	188,995	189,841

Stockholders' equity	73,444	75,714
Total liabilities and equity	$ 262,439	$ 265,555
Note: May 31, 2003, data has been reclassified to conform with the current presentation.